SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant:	☒

Filed by a Party other than the Registrant:	☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
AMTRUST FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

On June 18, 2018, the following letter was distributed to employees of AmTrust Financial Services, Inc. (the “Company”) in connection with the proposed acquisition of the Company pursuant to the terms of the Agreement and Plan of Merger, dated March 1, 2018, as amended by that certain amendment to the Agreement and Plan of Merger, dated June 6, 2018 (as amended, supplemented or otherwise modified from time to time), by and among the Company, Evergreen Parent, L.P., K-Z LLC, Barry D. Zyskind, George Karfunkel and Leah Karfunkel:

Dear AmTrust Senior Leadership team,

On June 7, AmTrust announced that it has entered into an amended merger agreement to the proposed transaction with the Karfunkel-Zyskind Family and private equity funds managed by Stone Point Capital.

Under the terms of the amended agreement, the Karfunkel-Zyskind Family and private equity funds managed by Stone Point Capital will acquire the approximately 45% of the Company's shares for $14.75 per share in cash. This represents an increase of $1.25 per share, or 9.3%, in cash consideration to AmTrust public stockholders, over the previously agreed upon $13.50 per share, and a 45% premium to the Company's unaffected closing stock price on January 9, 2018.

The amended agreement follows significant engagement with public stockholders and is consistent with the Special Committee’s commitment to maximize value. The Special Committee continues to unanimously believe that this transaction is in the best interest of public stockholders given the immediate, premium and certain value it provides.

The Special Meeting to approve the amended agreement will be reconvened on Thursday, June 21, 2018. Stockholders of record as of April 5, 2018 will be entitled to vote at Special Meeting. Stockholders of record will receive a copy of the supplemental proxy in the mail.

Stockholders that previously voted "FOR" the merger agreement proposal do not need to vote again unless they wish to change their vote. Stockholders that previously voted against or abstained on the merger proposal or that did not vote by proxy are strongly recommended to vote "FOR" the merger agreement proposal and the certain value of $14.75 in cash.

We continue to expect that the transaction will close in the second half of 2018 and will continue to keep you updated as we move towards the closing.

If you or your teams have any questions, please reach out to the AmTrust investor relations team.

Thank you for your continued support and dedication.

Sincerely,
AmTrust Corporate Communications

Consistent with usual policies, please forward any calls, texts or e-mails from investors or analysts to Chaya Cooperberg, Chief Communications Officer, at 646-458-3332 or Chaya.Cooperberg@amtrustgroup.com. Please forward media inquiries to Hunter Hoffmann, Global Director Public Relations, at 646-870-1949.

Additional Information and Where to Find It
In connection with the proposed transaction, the Company has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A and may file other documents with the SEC regarding the proposed transaction, including any supplemental disclosure relating to the merger agreement amendment. This letter is not a substitute for the proxy statement or any other document that the Company may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR

ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of the Company or MacKenzie Partners, Inc., the Company’s proxy solicitor.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 as amended on Form 10-K/A filed with the SEC on April 23, 2018. A more complete description is available in the proxy statement on Schedule 14A filed with the SEC on May 4, 2018, as amended by the second supplement on Schedule 14A filed with the SEC on June 11, 2018. You may obtain free copies of these documents as described in the preceding paragraph.